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                                                                     EXHIBIT 8.2


                        [LETTERHEAD OF MCCARTHY TETRAULT]


                                                             Doug S. Ewens, Q.C.
                                                          Direct: (403) 260-3616
                                                      E-Mail: dewens@mccarthy.ca



September 10, 2004



Calpine Corporation                            Calpine Canada Energy Finance ULC
50 West San Fernando Street                    Suite 800, Purdy's Wharf, Tower 1
San Jose, California  95113                              1959 Upper Water Street
USA                                                                 P.O. Box 997
                                                             Halifax NS  B3J 3N2


Calpine Canada Energy Finance II ULC
Suite 800, Purdy's Wharf, Tower 1
1959 Upper Water Street
P.O. Box 997
Halifax NS  B3J 3N2


Dear Sirs:

Re:    Registration Statement - Calpine Corporation ("Calpine"),
       Calpine Canada Energy Finance ULC ("Energy Finance") and
       Calpine Canada Energy Finance II ULC ("Energy Finance II")

As requested, we are rendering our opinion with respect to a summary of certain Canadian federal income tax consequences of debt securities that may be issued pursuant to the Registration Statement on Form S-3 (File No. 333-76880) initially filed with the United States Securities and Exchange Commission (the "SEC") on January 17, 2002 and amended on April 4, 2002 by Pre-Effective Amendment No. 1 and to be amended by Post-Effective Amendment No. 1 of Calpine, Energy Finance and Energy Finance II to be filed with the SEC on September 13, 2002 (such Registration Statement, as amended or supplemented from time to time, is herein referred to as the "Registration Statement").
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Our opinion is based on the current provisions of the Income Tax Act (Canada)
(the "Tax Act") and the Regulations thereunder (the "Regulations") in force on the date hereof, specific proposals (the "Tax Proposals") to amend the Tax Act or the Regulations publicly announced by the Minister of Finance prior to the date hereof, and our understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). Our opinion is not exhaustive of all possible Canadian income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law or changes in the administrative and assessing practices of the CCRA, whether by legislative, governmental or judicial action, nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada. No assurance can be given that the Tax Proposals will become law in their present form or at all.

Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Registration Statement under the caption "Certain Canadian Federal Income Tax Considerations".

We have not considered, and render no opinion on, any aspect of law other than as expressly set forth above.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours very truly,

/s/ McCarthy Tetrault LLP